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                                                                   Exhibit 23.2

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10 of our reports dated March 11, 1998 and April 24, 1997, except with respect to Note 15 as to which the date is October 29, 1997, included in Registration Statement File No. X-XXXXX. It should be noted that we have not audited any balance sheet of the company subsequent to November 1, 1997 nor any statement of operations, cash flows, and shareholders' equity of the company subsequent to February 1, 1997, or performed any audit procedures subsequent to the date of our report.


                                       ARTHUR ANDERSEN LLP


New York, New York
March 16, 1998